Exhibit 4(ii)

                            AMENDMENT


     THIS AMENDMENT dated December 16, 1996, between KULICKE AND
SOFFA INDUSTRIES, INC. ("Borrower") and PNC BANK, NATIONAL
ASSOCIATION, successor by merger to Midlantic Bank, N.A. ("Bank")

                            BACKGROUND

     The parties have entered into a certain Restated Loan
Agreement dated as of April 10, 1996 ("Loan Agreement"), and desire to amend the same in the manner hereinafter set forth. All capitalized terms used but not defined herein shall have the meaning given thereto in the Loan Agreement.

     NOW, THEREFORE, the parties, INTENDING TO BE LEGALLY BOUND, agree as follows:

     1.  Financial Covenant Amendment.  In lieu of the Interest
Coverage Ratio covenant set forth in subpart (b) of Exhibit 6.01(L) of the Loan Agreement, Borrower covenants that it will comply with the following covenant effective as of December 31, 1996 and thereafter:

         (a) As of Borrower's fiscal quarter ending December 31, 1996, Borrower shall have, on a consolidated basis, either (i) an Interest Coverage Ratio (calculated as set forth below) of not less than 1.5 to 1.0 or (ii) a Liquidity Ratio (as hereinafter defined) of not less than .90 to 1.0. For these purposes:

              (A) The EBITA and Fixed Charge components of the Interest Coverage Ratio shall, notwithstanding the period for which the same are to be calculated as set forth in the definition of Interest Coverage Ratio in the Loan Agreement, be calculated only for the fiscal quarter ending December 31, 1996 and not on the basis of the four fiscal quarters then ended, and

              (B) "Liquidity Ratio" shall mean, as of any date, the sum of cash, cash investments which constitute Permitted Investments as defined in the Loan Agreement (including as amended by Section 2 hereof) and accounts receivable as of such date, divided by the sum of current liabilities and the outstanding principal balance of all of Borrower's indebtedness to Bank as of such date, and

              (C) Cash investments shall be valued at the market value thereof.

         (b) As of Borrower's fiscal quarters ending March 31, 1997, June 30, 1997 and September 30, 1997, Borrower shall have, on a consolidated basis, an Interest Coverage Ratio (calculated as set forth below) of not less than 2.5 to 1.0. For these purposes, the EBITA and Fixed Charge components of the Interest Coverage Ratio shall, notwithstanding the period for which the same are to be calculated as set forth in the definition of Interest Coverage Ratio in the Loan Agreement, be calculated only for the then fiscal year to date and not (except for the fiscal quarter ending September 30, 1997) for the four fiscal quarters then ended.

         (c) For all fiscal quarters ending after September 30, 1997, the Borrower shall be in compliance with the Interest
Coverage Ratio as set forth in and calculated in the manner provided in the Loan Agreement.

     2.  Permitted Investments.  The definition of "Permitted
Investments" as set forth in Section 1.01 of the Loan Agreement is hereby modified in order to add an additional subpart (g) at the end thereof, to read as follows:

         "and/or (g) Asset Backed Securities having a credit rating by Standard & Poors or Moody's of not less than A."

     3. Interest Rate. Effective as of the Quarterly Period for which a Compliance Certificate for Borrower's fiscal quarter ending December 31, 1996 is provided to Bank, the definition of "Applicable Margin" as set forth in Section 2.07(A)(i) of the Loan Agreement is hereby restated in its entirety to read as follows:

         "(i) "Applicable Margin" means, with respect to principal of the Revolving Loan II for which a LIBOR Rate election is being made:

               (1) .40 percentage points for any Quarterly Period next following a fiscal quarter in which Borrower's Liquidity Ratio equals or exceeds 1.2, as reflected in Borrower's Compliance
Certificate for such fiscal quarter:

               (2) .70 percentage points for any Quarterly Period next following a fiscal quarter in which neither subpart (1) or (3) of this subsection (i) applies, as reflected in Borrower's
Compliance Certificate for such fiscal quarter;

               (3) 1.0 percentage point for any Quarterly Period next following a fiscal quarter in which Borrower's Liquidity Ratio is less than .75, as reflected in Borrower's Compliance Certificate for such fiscal quarter;

               With respect to principal of Revolving Loan II for which a LIBOR Rate election is made, the Applicable Margin will remain fixed for the applicable Rate Period regardless of any change in Borrower's Liquidity Ratio during such Rate
               Period."

For these purposes, (A) "Liquidity Ratio" shall have the meaning given thereto in Section 1 hereof and (B) the "Applicable Margin" as defined hereby shall not be effective as to principal for which a LIBOR Rate election is presently in effect until the expiration of the applicable Rate Period.

     4. Reaffirmation. Except as specifically modified herein, all of the terms of the Loan Agreement remain unchanged and in full force and effect and Borrower confirms that it has no offset, counterclaim or defense to any of its liabilities and obligations thereunder.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment the date first above written.

                               KULICKE AND SOFFA INDUSTRIES, INC.


                               By:
                                   ------------------------------


                               PNC BANK, NATIONAL ASSOCIATION


                               By:
                                  -------------------------------